SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2016

OROPLATA RESOURCES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-55088	33-1227980
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
170 S Green Valley Parkway Suite #300 Henderson, NV 89012 (Address of principal executive offices) Tel: (702) 318-7218
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

      .    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.   DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

MICHAEL MASON

On July 22, 2016, the Board of Directors (the “Board”) of Oroplata Resources Inc. (the “Company”) appointed Michael Mason to the Board of Directors. Mr. Hunter will serve until the Company’s next annual meeting of stockholders (the “Annual Meeting”) or until his successor is duly elected and qualified.

The biography for Mr. Mason is set forth below:

Mr. Mason, age 71, received his Bachelor of Science Degree in Metallurgical Engineering from the University of Arizona and a Master's Degree in Business Administration specializing in Finance, from the University of California at Los Angeles. Mike is a seasoned mining executive with extensive experience worldwide in project due diligence, mine development, strategic planning, metals marketing, risk management and project financing as well as international trade and off-take agreements. He has worked on some of the world’s largest deposits including the Escondida Copper project in Chile, the Olympic Dam project in Australia, La Candelaria in Chile, and the San Cristobal Mine in Bolivia. Mike has also been associated with the commissioning, evaluation and management of large smelting operations across South America, India, Korea, Mexico, Canada and the U.S.

Throughout a career that has spanned 50 years Mike has held numerous senior and executive management positions. He has served as a director of Euromax Resources Ltd; President and COO of Global Gold Corporation; President of MBMI Int’l; CEO, President & Director of Metals Concentrates International; Managing Director, Senior Trader for Marc Rich as well as others.

There have been no transactions since the beginning of the Company's last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Mason (or any member of his immediate family) had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K. The appointment of Mr. Mason was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oroplata Resources, Inc.
Date: July 29, 2016	/s/ Craig Alford
Craig Alford, Chief Executive Officer

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